Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PX ACQUISITION CO.

(under Section 242 of the Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned, being an authorized officer of PX Acquisition Co., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST: The name of the Corporation is PX Acquisition Co.

SECOND: The original Certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on April 28, 2015.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended to change the first paragraph thereof, relating to the name of the Corporation. Accordingly, first paragraph of the Certificate of Incorporation shall be amended to read in its entirety as follows:

“FIRST: The name of the Corporation is Pexco Aerospace, Inc.”

FOURTH: This amendment to the Certificate of Incorporation of the Corporation was approved by the Board of Directors of the Corporation and by written consent of the sole stockholder of the Corporation.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate this 14th day of May, 2015.

PX Acquisition Co.

By:

Name:	Terrance M. Paradie
Title:	President